Exhibit 99.2

Conference Call Speech Q1 2008

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Welcome to the FSI conference call for Q1 2008. I will begin with the financial results:

Sales in the first quarter were $3.5 million, up $1.21 million or 53% compared to sales, of $2.29 million in the corresponding period a year ago. The result was a net gain of $310 thousand, or $0.02 per share in 08 compared to a net loss of $24,000, or $0.00 per share, in Q1 07.

We are very pleased with the increased revenues relative to Q1, 07. This result marks an all time record for revenue in any quarter. Q1 is historically our best quarter as we fill the distribution pipe for summer pool sales and agriculture distributors purchase our poly-aspartates for spring planting. Additionally, we are optimistic that we can equal or exceed 07 results for Q2 and 3. It is too early to be comfortable speaking about Q4.

More important, is the positive operating cash flow. Positive cash flow is continuously contributing to a stronger working capital position for the company and ensuring that FSI is able to internally fund its growth in sales, R&D and part of future capital expenditures. First quarter, 2008 net income includes $207,000 of non-cash charges and $153,000 in inventory write-downs and Alberta factory construction, that when removed, shows the company with positive operating cash flow of  $670,303 or $0.05 per share compared to  $227,000 or $0.02 per share in 07.

This result has been achieved in a climate of continuously rising oil prices that increase our raw material costs, a high Canadian dollar that increases our overhead and swimming product COGS and a strengthening Chinese currency that further increases raw material prices for the NCS division. We are proud of how we are handling these macro-economic storms.

Operating cash flow is a non-GAAP measurement. Our news releases and filings with the SEC itemize reconciliation with GAAP  measurements.

Division specific comments:

NanoChem;  The division saw increased sales in every channel. Oil service sales increased organically as well as seeing the increase related to reorders for fields that underwent service shut downs in 07. Agriculture sales increased as high commodity prices drive growers to obtain maximum yield even as fertilizer prices reach records. Detergent sales increased substantially as our “green” customers are finding their sales increase. The project of gaining a detergent major as a customer has proceeded as expected. We are pushing to provide volume samples of product made from sugar in order to move to the next trial stage.

Watersavr: Sales were very disappointing in Q1. As reported earlier, the rain in Australia resulted in no new sales in that country. The drought is back and we are beginning the sales cycle again. In the US we are still waiting for the Los Angeles Dept of Water and Power to obtain the final permit for a full size trial at Owens Lake. They have taken 6 months so far and we are becoming increasingly frustrated. The Watersavr payroll has been adjusted to ensure that the division is cash flow neutral while we wait for the bureaucrats to execute.

Swimming pools: Sales in Q1 indicate that we have stabilized the division by removing the previous executives and the new team is confident that they can recover momentum. There is increased interest in energy saving and water conservation that helps drive sales while on the other hand a slow economy leads risk adverse retailers into reducing order size to avoid holding inventory over next winter. We expect pool sales to grow this year, but slowly.

WS-BTI: We are continuing to work with AMVAC and feel confident that the product will reach a development stage later this year that will show a distinct route to commercialization. We are not able to comment further at this time.
Aspartic Acid plant: The building in Alberta has been converted ready for equipment installation. Most of the equipment has been ordered or purchased and actual installation has begun. Trial production at 1/20th scale is taking place and full size reactors will be trialed in the summer. At this time we believe that start up will be in the fall with full production by year end. We are building the plant for many reasons –

●
We will enjoy permanent protection from oil prices; sugar is an elastic commodity while oil is in-elastic. Over the last 5 years, oil has risen from 35 dollars to 126 and appears to be steady above 100. Sugar spiked from 9 to 18 cents but has snapped back to 12 cents as farmer’s plant more acres.

●	Once operational, the factory will reduce NCS’s raw material costs substantially.
●	At full production, shipping cost savings alone will be measured in hundreds of thousands of dollars per year.
●	Our NCS agricultural products will become eligible for organic certification, allowing use by organic farmers.
●	Our products intended for detergent and water treatment will become renewable resource based as opposed to oil based. This will help our sales efforts and enhance our competitiveness.

The full cost of the factory will be five million dollars. FSI has obtained a $1 million loan from the government of Canada for 10 years at 0% interest and a $1.5 million loan from an Alberta crown corporation at 5% that combined with the equity capital raised in 2007 is sufficient to complete construction and begin operations.

Objectives for the next 3 quarters:

Efficiently and quickly complete the new factory. The moment it is running, it begins paying for itself through raw material cost reductions and shipping cost reductions while the oil price risk to the NCS division is dramatically lowered.

Maintain positive cash flow.

Push Watersavr sales as hard as possible without alienating our prospects.

Continue the organic growth of the NanoChem product line. Use every effort to close a major new customer in detergents or water treatment as the EU review of polyacrylic acid comes closer and our testing with potential customers continues to conclusion.

Use the continuing high crop prices around the world to increase sales of poly-aspartic acid, tradenamed First Choice T-PA, X10D, and Amisorb significantly. Many trials have been initiated this spring that may generate sales increases for fall fertilization and spring 2009.

To close, we are pleased with our success so far this year and point out that 53% sales increase, 150% cash flow increase and a change from a slight loss to a net profit equal to 9% of sales is impressive in a tough environment for business. We think our success is sustainable and that we have positioned ourselves properly for long-term profitability.

The text of this speech will be available on our website by Wednesday and email copies can be requested from Jason Bloom at 1800 661 3560. An audio file will be on the website as soon as possible.

Thank you, the floor is open for questions.